Filed Pursuant to Rule 424(b)(7)
Registration No. 333-201909

CALCULATION OF REGISTRATION FEE

Title Of Securities Being Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee(4)
Common Stock, par value $.01 per share	3,064,573	$41.54	$127,302,363	$14,793

(1)
This prospectus supplement also includes an indeterminate number of shares which may be issued by American Assets Trust, Inc. with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)	Based upon the average of the high and low prices of our common stock reported on the New York Stock Exchange on April 27, 2015, pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(4)	Calculated in accordance with Rule 457(a) and Rule 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 6, 2015)
American Assets Trust, Inc.
3,064,573 Shares of Common Stock
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This prospectus supplement supplements our prospectus dated February 6, 2015 and relates to the possible issuance of shares of common stock of American Assets Trust, Inc., a Maryland corporation (“we” or “our”) to the holders of common units representing common limited partnership interests in American Assets Trust, L.P., our operating partnership, and the possible resale of shares of common stock by such holders from one or more sellers in the open market. Holders of common limited partnership units identified in this prospectus supplement were issued such units in a private placement transaction and are entitled to tender their common units to our operating partnership for cash redemption. We may elect to exchange such tendered units for shares of our common stock on a one-for-one basis. We will not receive any of the proceeds from the issuance of the common stock to the holder or from the resale of the shares by the holders.
You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supplements information contained in the prospectus.
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Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this Prospectus Supplement is April 28, 2015.

The section entitled “Selling Security holders” in the prospectus is hereby supplemented as follows:
SELLING STOCKHOLDERS
The “selling stockholders” are the people or entities who may sell shares of our common stock registered pursuant to this prospectus supplement, and the accompanying prospectus. Such selling stockholders may currently hold shares of our common stock registered pursuant to this prospectus supplement or may receive shares of our common stock registered pursuant to this prospectus supplement upon exchange of common units. The following table provides the names of the selling stockholders, the number of shares of our common stock currently held by such selling stockholders prior to any exchange by them of common units, the maximum number of shares of our common stock currently issuable to such selling stockholders in such exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus supplement or that the selling stockholders will own upon completion of the offering to which this prospectus supplement relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Restrictions on Ownership and Transfer” in the accompanying prospectus.
The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus supplement:

Name of Beneficial Owner(1)	Common Shares Owned Prior to the Exchange	Common Units Owned Prior to the Exchange	Maximum Number of Common Shares Issuable in the Exchange	Common Shares Owned Following the Exchange(2)		Maximum Number of Shares to be Resold	Common Shares Owned After Resale(3)
				Number	%		Number	%
Propco, LP(4)	0	732,499	732,499	732,499	1.65%	732,499	0	*
Non-exempt Trust C Under the Stanley & Pauline Foster Trust dated 7/31/81 (5)	18,540	615,072	615,072	633,612	1.43%	615,072	18,540	*
The Stuart C. Gildred (Trust A) UTA Dated 8/18/76 (6)	0	531,973	531,973	531,973	1.21%	531,973	0	*
Parma Family Limited Partnership (7)	27,107	243,920	243,920	271,027	*	243,920	27,107	*
Foster Palisades, LLC (8)	0	209,011	209,011	209,011	*	209,011	0	*
Donald R. Rady Trust DTD 11/26/92(9)	0	91,276	91,276	91,276	*	91,276	0	*
Margo S. Rady Trust DTD 11/26/92(10)	0	91,252	91,252	91,252	*	91,252	0	*
Donald R. Rady Trust UTA Dated 7/1/2005(11)	0	76,098	76,098	76,098	*	76,098	0	*
Margo S. Rady Trust UTA Dated 7/1/2005(11)	0	76,098	76,098	76,098	*	76,098	0	*
Grandtodd, LLC (12)	0	76,068	76,068	76,068	*	76,068	0	*
Stanley & Maxine Firestone Trust DTD 12/2/88 (13)	0	63,627	63,627	63,627	*	63,627	0	*
Foster Del Monte, LLC(8)	0	61,585	61,585	61,585	*	61,585	0	*
Propco Investments, LLC(4)	0	54,561	54,561	54,561	*	54,561	0	*
Elkus Enterprises(12)	0	50,737	50,737	50,737	*	50,737	0	*
Philip L. Elkus Trust UDT 9/9/74(14)	0	13,697	13,697	13,697	*	13,697	0	*
Parma Family Trust DTD 7/31/73 (7)	0	7,130	7,130	7,130	*	7,130	0	*
Trust A Under the Stanley & Pauline Foster Trust dated 7/31/81(5)	44,394	5,655	5,655	50,049	*	5,655	44,394	*
Other selling stockholders as a group(15)	40,000	64,314	64,314	104,314	*	64,314	40,000	*
Total	130,041	3,064,573	3,064,573	3,194,614		3,064,573	130,041

*	Less than 1.0 percent.

(1)
The selling stockholders listed below hold shares of our common stock and/or common units in our operating partnership received in connection with a private placements that we entered into in connection with our initial public offering.

(2)
Assumes that we exchange the common units of the selling stockholders for shares of our common stock, regardless of whether such common units are currently exchangeable. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder. Also assumes that no transactions with respect to our common stock or common units occur other than the exchange. Based on a total of 43,657,365 shares of our common stock outstanding as of February 20, 2015.

(3)
Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus supplement. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder. Based on a total of 43,657,365 shares of our common stock outstanding as of February 20, 2015.

(4)	Theodore E. Gildred has the voting and dispositive power over the shares of common stock owned by Propco, L.P. and Propco Investments, LLC.

(5)
Pauline Foster has voting and dispositive power over the shares of common stock and common units owned by (a) the Non-exempt Trust C Under the Stanley & Pauline Foster Trust UDT 7/31/81 and (b) the Trust A Under the Stanley & Pauline Foster Trust dated 7/31/81.

(6)	Lynn R. Gildred is the trustee of The Stuart C. Gildred (Trust A) UTA Dated 8/18/76 and has voting and dispositive power over its common units.

(7)
Leon W. Parma is the managing general partner of Parma Family Limited Partnership and has the voting and dispositive power over its shares of common stock and common units. Leon W. Parma and Barbara B. Parma are each trustees of the Parma Family Trust DTD 7/31/73 and each have voting and dispositive power over its common units.

(8)	John C. Harris has the voting and dispositive power over the common units owned by each of (a) Foster Palisades, LLC and (b) Foster Del Monte, LLC.

(9)	Donald R. Rady is the trustee of the Donald R. Rady Trust DTD 11/26/92 and has the voting and dispositive power over its common units.

(10)	Margo S. Rady is the trustee of the Margo S. Rady Trust DTD 11/26/92 and has the voting and dispositive power over its common units.

(11)	Bernard Feldman is the trustee of (a) the Donald R. Rady Trust UTA dated 7/1/2005 and (b) the Margo S. Rady Trust UTA Dated 7/1/2005, and has the voting and dispositive power over their common units.

(12)	David R. Elkus has the voting and dispositive power over the common units owned by each of (a) Grand Todd LLC and (b) Elkus Enterprises.

(13)	Michael A. Leibowitz and Karen Mallari are the co-trustees of the Stanley & Maxine Firestone Trust DTD 12/2/88, as amended, and have the voting and dispositive power over its common units.

(14)	Philip L. Elkus is the trustee of the Philip L. Elkus Trust UDT 9/9/74 and has the voting and dispositive power over its common units.

(15)
Amount includes the aggregate holdings of unrelated selling stockholders that represent less than 1% of our 43,657,365 shares of common stock outstanding as of February 20, 2015. No selling stockholder included in this group has held any position or office with us or had a material relationship with us in the past three years.